For Immediate Release

February 18, 2010

First Century Bankshares, Inc.

Reports 2009 Year End Earnings

Bluefield, WV - First Century Bankshares, Inc., Bluefield, West Virginia, (OTCBB - FCBS) announced net income of $315,000 for the year ended December 31, 2009. This compares to $3,685,000 earned during the same period in 2008. Net income per diluted share was $0.17 for the year ended December 31, 2009 compared to $1.93 per diluted share for the year ended December 31, 2008.

Earnings for 2009 reflect the impact of the weakness in the national economy on the housing sector, requiring additional loan loss provisions, along with significant additional FDIC assessments during the year. Additionally, the further deterioration of a major credit facility resulted in a $2,750,000 specific charge off in the fourth quarter related to this loan. Core earnings of the bank remained relatively stable with the net interest margin as a percentage of average assets essentially unchanged from 2008.

Net income for 2009 produced a return on average equity (ROAE) of 0.76% and a return on average assets (ROAA) of 0.07% compared with 8.96% and 0.85%, respectively, for 2008. Dividends for 2009 decreased 13.5% to $0.96 per share from $1.11 per share for the year ended December 31, 2008. The Company continues to be well capitalized at December 31, 2009, with total risk-based capital to risk weighted assets of 13.56%, and a Tier 1 leverage ratio of 8.92%. These are well in excess of the regulatory requirement to be considered well capitalized of 10.00% and 5.00%, respectively.

Net interest income, for the year ended December 31, 2009 was $14,800,000, a decrease of $235,000, or 1.6%, as compared to $15,035,000 for the year ended December 31, 2008. Net interest margins for the years ended December 31, 2009 and 2008 were 3.47% and 3.46%, respectively.

Noninterest income was $5,430,000 for the year ended December 31, 2009 and represented an increase of $637,000, or 13.3%, compared to $4,793,000 for the same period in 2008. Additional income from mortgage originations was recognized during 2009 as lower interest rates resulted in significant refinancing during the year.

Noninterest expense of $14,578,000 for the year ended December 31, 2009 represented an increase of $895,000, or 6.5%, from $13,683,000 for the same period in 2008. Most of this increase, $835,000, was attributable to higher FDIC assessments imposed during 2009. Additional costs attributable to loan collection efforts were not offset by other cost savings implemented by management during the year.

The provision for loan losses was $5,460,000 for the year ended December 30, 2009. This was an increase of $5,011,000 compared to the provision of $449,000 for the same period in 2008. Net charge-offs were $3,825,000 for the year ended December 31, 2009, compared to $214,000 for the year ended December 31, 2008. Additional provisions of $1,635,000 were made during 2009, increasing the allowance for loan losses, as result of increases in nonperforming and impaired assets.

Total assets at December 31, 2009 were $408,387,000 as compared to $425,694,000 at December 31, 2008, or a decrease of $17,307,000, or 4.1%. Total loans decreased $10,254,000, or 3.5%, during this period to $286,366,000 at December 31, 2009, compared with $296,620,000 at December 31, 2008. The investment portfolio decreased approximately $10,219,000, or 11.3%, during this same period. Management allowed for assets to decline due to weak loan demand and tighter scrutiny of customer's ability to repay their loans. Management has not reduced underwriting standards; therefore, many potential loan requests were denied due to financial difficulties of the borrower. As in the past, management will continue to work with existing customers who may be experiencing financial difficulty during this downturn.

Total deposits decreased by $7,711,000 to $350,320,000 at December 31, 2009 from $358,031,000 at December 31, 2008. Noninterest-bearing deposits decreased by $8,050,000, or 15.0%. Interest-bearing deposits were essentially unchanged during this same period.

Nonperforming assets, including nonaccrual loans, loans past-due over 90 days, restructured loans and other real estate owned, as a percentage of total assets increased from 1.6% at December 31, 2008 to 2.9% at December 31, 2009. The increase in nonperforming assets during 2009 underscores management's concerns that the deteriorating national economy is having a negative impact on the Company's local markets which had been insulated from many of the factors that resulted in higher unemployment and overall credit deterioration in other parts of the country. We continue to monitor our loan portfolio in light of recent declining economic conditions. Management is focusing efforts to evaluate the Company's commercial real estate exposure to determine the potential impact on future earnings should conditions in this sector continue to deteriorate.

First Century Bankshares, Inc. is a bank holding company that owns First Century Bank, N.A. and First Century Financial Services, LLC, and is headquartered in Bluefield, West Virginia, with 12 offices and 17 ATM locations throughout southern West Virginia and southwestern Virginia.

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors. Please refer to First Century's filings with the Securities and Exchange Commission for a summary of important factors that could affect First Century's forward-looking statements. First Century undertakes no obligation to revise these statements following the date of this press release.

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